EXHIBIT 99.1




NeWave's 'onlinesupplier.com' Posts Operating Profitability & Record Memberships For The Month Of October


Goleta,  CA  -  Nov  16  / PR Newswire / NeWave, Inc. (OTC Bulletin Board NWWV -
News) today announced that its wholly-owned subsidiary 'onlinesupplier.com' posted its first ever monthly operating profit of approximately $90,000 for the month of October. Additionally, onlinesuppier.com enrolled a monthly record of 8,900 new members.

NeWave CEO Michael Hill stated, "Clearly our streamlining initiatives are beginning to have a considerable impact. The fact that we have recently begun focusing our efforts on our core business is the sole reason that onlinesupplier.com was able to report its first ever monthly operating profit and record monthly enrollment of new memberships. Our online web-based new member signups have almost doubled in just the last two months from 2,900 in August to 5,400 in October. This is a significant development because it eliminates the need for additional telephone service representatives, one of our largest expenditures."

He added, "Although having now attained operating profitability for one month at the subsidiary level, our next goal now is to achieve sustained profitability inclusive of the parent and publicly-traded entity NeWave. We believe that with the success of our strategic cost cutting and the cost efficiency of our online web-based enrollment platform that we can now focus on achieving corporate wide profitability in 2006."

About  NeWave,  Inc.
--------------------

NeWave, Inc. is a leading online auction and e-commerce company which through its wholly-owned subsidiary 'onlinesupplier.com', is engaged in providing web-based solutions to its customers for monthly membership fees. NeWave provides its members with a commercial website, hosting, a merchant account (PayPal, Visa & Mastercard) and access to thousands of high value products and value-added services. Since inception in August of 2003, 'onlinesupplier.com' has serviced over 235,000 paid members.

To find out more about NeWave (OTCBB: NWWV), visit our websites at www.newave-inc.com and www.onlinesupplier.com. The Company's public financial information and filings can be viewed at www.sec.gov.


Forward  Looking  Statements
----------------------------

     This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products and services or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.


Contact:  Michael  Novielli
          Chairman
          NeWave,  Inc.
          mnovielli@newave-inc.com
          ph  (845)575-6770